EXHIBIT 11

     DILUTED EARNINGS PER COMMON SHARE AND DILUTED AVERAGE COMMON SHARES OUTSTANDING
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          For diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant's conver-tible preferred stock. Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. This adjusted net income is divided by the weighted average number of common shares outstanding for each period plus amounts representing the dilutive effect of stock options outstanding and the dilution resulting from the conversion of the registrant's convertible preferred stock, if applicable. The effect convertible preferred stock is excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive.
          Diluted earnings per common share was determined as follows:


                                                         THREE MONTHS ENDED
     (SHARES IN THOUSANDS, DOLLARS IN MILLIONS                MARCH 31
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     EXCEPT PER-SHARE INFORMATION)                       1999           1998
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     Average common shares outstanding                   1,737,562     1,724,490
     Dilutive effect of :
                Convertible preferred stock                  3,206         3,606
                Stock options                               38,940        44,919
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     Total dilutive shares                               1,779,708     1,773,015
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     Income available to common shareholders               $ 1,912       $ 1,320
     Preferred dividends paid on dilutive convertible
                 preferred stock                                 2             2
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     Total net income available to common
           shareholders adjusted for full dilution         $ 1,914       $ 1,322
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     Diluted earnings per common share                      $ 1.08         $ .75
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